1

Exhibit 99.1

B. Riley Financial to Acquire FBR & Co. to Form Dynamic Financial Services Firm with Unmatched Capabilities

Merger will create industry-leading Small Cap investment banking and brokerage firm with 600 companies under coverage and a top ranked initial equity franchise

Transaction values FBR at $160.1 million or $20.28 per share

FBR shareholders to receive an anticipated $8.50 special dividend and .671 shares of B. Riley Financial common stock

LOS ANGELES, February 21, 2017 – B. Riley Financial, Inc. (NASDAQ: RILY), a diversified financial services company, has signed a stock for stock merger agreement to acquire FBR & Co. (“FBR;” NASDAQ: FBRC), a leading investment banking and brokerage firm, in a transaction valued at $160.1 million based on Friday’s closing price of $17.55 for B. Riley Financial’s common shares and an anticipated payment of a cash dividend before closing of $8.50 per share.

B. Riley Financial and FBR combined will become a clear leader in small cap investment banking and brokerage in the U.S. with 600 names under research coverage.

Together B. Riley Financial and FBR will provide a truly unique platform to help clients manage their capital and business prospects across all stages of the company’s life cycle. The firm’s capital raising capabilities will range from formation capital and growth capital to direct lending and recapitalizations, utilizing 144A, ATMs, public market offerings and other creative structures. The firm will also include one of the world’s largest asset valuation and disposition businesses, as well as a business that specializes in providing complex restructuring solutions. Each of these capabilities is attached to a market leading practice within B. Riley Financial, giving it a thorough understanding of clients’ needs to generate the right solution with world class execution.

“FBR’s leadership in investment banking and its sector coverage, combined with minimal overlap on our existing brokerage business, makes this a very powerful combination for our clients,” said Bryant Riley, Chairman and CEO of B. Riley Financial. “This merger with FBR represents a great strategic and cultural fit for B. Riley with strong franchises in areas complementary to our existing businesses. The combined firm will enjoy an increased capital base as well as meaningful revenue and expense synergies.”

Upon closing, Richard Hendrix, FBR’s current Chairman and CEO, will assume the role of CEO of the combined investment banking and brokerage business, which will be a subsidiary of B. Riley Financial.

“Merging with B. Riley creates a market leader in investment banking and brokerage services. We benefit by becoming an important component of a broader and more diversified financial services company led by like-minded and trusted professionals. Together we can scale and strengthen our business,” said Hendrix. “Our organizations are fueled by employees who are highly knowledgeable and have an in-depth understanding of their clients and industries. Both organizations benefit from longstanding relationships with investors and deep client ties. We look forward to working with the entire B. Riley team to maximize the value we can deliver to clients and shareholders with this combination.”

Enhanced Capabilities and Market Presence with Limited Overlap

FBR’s banking and brokerage businesses strategically align with B. Riley’s current operations with limited overlap of clients, coverage and capital raising activities. The transaction further diversifies the overall business of B. Riley Financial and adds FBR’s market leading initial equity franchise to B. Riley & Co.’s successful capital markets capabilities. In addition, the combination allows for expanded geographic distribution reach with significant operations on the East and West coasts.

“FBR’s strong market share in IPOs and 144As, and sector coverage in key banking sectors, complement our business. Bringing together the breadth and depth of capabilities of B. Riley and FBR supports our investments in strategic businesses and growing areas of our firm like our restructuring, asset disposition, appraisal business and lending fund,” added Riley.

Transaction Value and Closing Details

At closing, FBR shareholders will receive .671 shares of B. Riley common stock and an anticipated pre-closing cash dividend of $8.50 per share assuming sufficient funds are available for distribution. FBR is required to deliver a minimum of $33.5 million of cash (net of certain transactional and other expenses) to B. Riley Financial at closing. Based upon B. Riley Financial’s closing stock price on Friday, the stock and anticipated pre-closing dividend amounts to $20.28 per FBR share.

The transaction has been approved by B. Riley Financial’s and FBR’s boards of directors and is subject to regulatory and shareholder approval from both companies and the satisfaction of other customary closing conditions. B. Riley and FBR directors and officers, representing 28 percent and 19 percent respectively, have agreed to vote their shares in favor of the merger. The transaction is expected to close during the second quarter of this year.

Sullivan & Cromwell LLP served as legal counsel to B. Riley Financial. Wachtell, Lipton, Rosen & Katz served as legal counsel to FBR.

About FBR & Co. (NASDAQ: FBRC)

Founded in 1989, FBR & Co. has a strong, well-established track record as a full service investment bank with approximately 260 employees. FBR provides investment banking, M&A advisory, institutional brokerage, and research services with focused capital and financial expertise in consumer; energy & natural resources; financial institutions; healthcare; insurance; industrials; real estate; and technology, media & telecom industries. The combined entity will have offices throughout the U.S., including in New York, Los Angeles, San Francisco, Boston, Dallas, Houston and the greater Washington, DC metro region.

About B. Riley Financial (NASDAQ: RILY)

B. Riley Financial is a publicly traded, diversified financial services company addressing capital raising and financial advisory needs of public and private companies and high net worth individuals. Headquartered in Los Angeles, CA with offices in major financial markets throughout the United States, Australia and Europe, the firm consists of over 200 professionals whose cross-platform expertise is mobilized to provide a myriad of financial solutions.

The Company operates through several wholly-owned subsidiaries, including B. Riley & Co., LLC (B. RILEY), a FINRA-licensed broker dealer; Great American Group, LLC (www.greatamerican.com), provider of advisory and valuation services, asset disposition and auction solutions, commercial lending, and real estate advisory services; B. Riley Capital Management, LLC, (which includes B. Riley Asset Management (www.brileyam.com), a SEC-registered investment advisor providing investment products to institutional and high net worth investors, and B. Riley Wealth Management, a multi-family office practice and wealth management firm focused on the needs of ultra-high net worth individuals and families (www.brileywealth.com); Great American Capital Partners, a provider of senior secured loans and second lien secured loan facilities to middle market public and private U.S. companies and B. Riley Principal Investments, a group that makes proprietary investments in other businesses, such as the acquisition of United Online, Inc. (www.untd.com) in July 2016.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause B. Riley Financial’s or FBR’s performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and neither B. Riley Financial nor FBR assume any duty to update forward looking statements. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger involving B. Riley Financial and FBR, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the possibility that the merger does not close when expected or at all because required regulatory, stockholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; (ii) changes in B. Riley’s share price before closing; (iii) lower FBR earnings and/or higher FBR transaction and other expenses that result in a shortfall in the funds available for distribution by FBR in the special dividend; (iv) the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which B. Riley Financial and FBR operate; (v) the ability to promptly and effectively integrate the businesses of B. Riley Financial and FBR; (vi) the reaction to the transaction of the companies’ customers, employees and counterparties; (vii) diversion of management time on merger-related issues; and (viii) other risks that are described in B. Riley’s and FBR’s public filings with the SEC. For more information, see the risk factors described in each of B. Riley’s and FBR’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the SEC.

No Offer or Solicitation

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information about the Merger and Where to Find It

Stockholders are urged to carefully review and consider each of B. Riley Financial’s and FBR’s public filings with the SEC, including but not limited to their Annual Reports on Form 10-K, their proxy statements, their Current Reports on Form 8-K and their Quarterly Reports on Form 10-Q. In connection with the proposed transaction, B. Riley Financial will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of B. Riley Financial and FBR and a Prospectus of B. Riley Financial (the “Joint Proxy/Prospectus”), as well as other relevant documents concerning the proposed transaction. Stockholders of B. Riley Financial and FBR are urged to carefully read the Registration Statement and the Joint Proxy/Prospectus regarding the transaction in their entirety when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A definitive Joint Proxy/Prospectus will be sent to the stockholders of B. Riley Financial and FBR. The Joint Proxy/Prospectus and other relevant materials (when they become available) filed with the SEC may be obtained free of charge at the SEC’s Website at http://www.sec.gov. FBR AND B. RILEY FINANCIAL STOCKHOLDERS ARE URGED TO READ THE JOINT PROXY/PROSPECTUS AND THE OTHER RELEVANT MATERIALS BEFORE VOTING ON THE TRANSACTION.

Investors will also be able to obtain these documents, free of charge, from FBR by accessing FBR’s website at www.fbr.com under the tab “Investor Relations” or from B. Riley Financial at www.brileyfin.com under the tab “Investor Relations.” Copies can also be obtained, free of charge, by directing a written request to B. Riley Financial, Attention: Corporate Secretary, 21255 Burbank Boulevard, Suite 400, Woodland Hills, California 91367 or to FBR, Attention: Corporate Secretary, 1300 North Seventeenth Street, Arlington, Virginia 22209.

Participants in Solicitation

B. Riley Financial and FBR and their directors and executive officers and certain other persons may be deemed to be participants in the solicitation of proxies from the stockholders of FBR or B. Riley Financial in connection with the merger. Information about the directors and executive officers of B. Riley Financial and their ownership of B. Riley Financial common stock is set forth in the proxy statement for B. Riley

Financial’s 2016 annual meeting of stockholders, as filed with the SEC on a Schedule 14A on April 19, 2016. Information about the directors and executive officers of FBR and their ownership of FBR common stock is set forth in the proxy statement for FBR’s 2016 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on May 9, 2016. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Joint Proxy/Prospectus regarding the merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

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CONTACTS:

MEDIA

Jo Anne McCusker

Brainerd Communicators, Inc.

mccusker@braincomm.com

(212) 986-6667

INVESTORS

B. RILEY FINANCIAL	FBR & CO.
Matt Glover	Bradley J. Wright
Liolios Investor Relations	CFO and Chief Administrative Officer
matt@liolios.com	bwright@fbr.com
(949) 574-3860	(703) 312-9678